Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective this 17th day of December, 2007, by and between the LGL Group, Inc., a Delaware corporation (the “Company”), and Harold D. Castle (the “Employee”).

WITNESSETH:

           WHEREAS, the parties hereto desire to enter into this Employment Agreement to define and set forth the terms and conditions of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Employee as follows:

1.	Position; Employment Period.

The Company hereby employs the Employee as its Chief Financial Officer, and the Employee hereby agrees to serve in such capacity, for the period beginning the day of December 28, 2007 and ending on the date that the Employee’s employment is terminated in accordance with Paragraph 9 below (the “Employment Period”)

2.	Performance of Duties.

The Employee agrees that during the Employment Period he shall devote his full business time to the business affairs of the Company and shall perform his duties faithfully and efficiently subject to the direction of the Board of Directors and Chief Executive Officer of the Company.

3.	Compensation.

Subject to the following provisions of this Employment Agreement, during the Employment Period, the Employee shall be compensated for his services as follows:

(a)
He shall receive an annual salary, payable in monthly or more frequent installments, in an amount which shall initially be $136,000 per annum, subject to such increases as may from time to time be determined by the Chief Executive Officer and Compensation Committee of the Company;

(b)	He shall be eligible to participate in the Company’s Annual and Long Term Incentive Plan that are currently under development.

(c)	He shall be eligible to participate in the Company’s Annual Incentive Plan and be eligible to receive an annual cash bonus of at least 30% of

Base Salary, subject to meeting targets and thresholds established by the CEO and Board of Directors.

The Employee shall be entitled to such other perquisites customarily granted by the Company to the employees of similar rank and position.  The Employee is entitled to at least three weeks paid vacation per annum during his first year of employment and four weeks per annum during his period of employment thereafter.

4.           Disability.

Subject to the provisions of Paragraph 9, if the Employee’s employment is terminated during the Employment Period by reason of his Disability (as defined below), the Employee shall continue to receive an annual salary and benefits in accordance with Paragraph 3 (a) for the 180-day period after the occurrence of such Disability.  For purposes of this Employment Agreement, the term “Disability” means a physical or mental disability which was not pre-existing prior to the date of this agreement and which renders the Employee incapable of performing his duties under this Employment Agreement and which disability has existed for at least on month, as determined by an independent physician selected by the Company and agreed to by the Employee.  Any salary payment to the Employee shall be reduced by the amount of any benefits paid for the same period of time under the Company’s disability insurance programs.

5.           Competing Businesses.

During the period of his employment under this Employment Agreement, the Employee shall not be employed by or otherwise engage in or be interested in any business in competition with the Company.

6.           Confidentiality.

During and after the Employment Period, the Employee will not divulge or appropriate to his own use or to the use of others, in competition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by him in any way while he was employed by the Company or by any of its subsidiaries.

7.	Restrictive Covenant.

In the event that the Employee’s employment is terminated for any reason, during the 12-month period following such termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization that engages in competition with the Company.

8.	Remedies.

If at any time the Employee violates any of the terms or covenants set forth in Paragraphs 5 and 6, the Company shall have the right to terminate all of its obligations to make further payments under this Employment Agreement.  The Employee acknowledges that the Company would be irreparably injured by a violation of Paragraphs 5 or 6 and agrees that the Company shall be entitled to an injunction restraining the Employee from any actual or threatened breach of Paragraphs 5 or 6 or to any other appropriate equitable remedy without any bond or other security being required.

9.           Termination.

The Employee’s employment will be at the discretion of the Chief Executive Office and Board of Directors of the Company. In the event the Employee is terminated for reasons other than Cause he will be give 3 months notice and shall be paid at least three (3) months and no more than six (6) months base salary, such amount to be determined at the discretion of the Board of Directors. For the purposes of this Agreement “Cause” shall mean that the Employee (a) committed an illegal act or an act intended to defraud the Company, (b) engaged in gross negligence or misconduct against the Company or another employee or carrying out his duties and responsibilities or (c) has breached any provision of this Agreement. In the event the Employee wishes to terminate his employment he shall give the Company at least 3 months notice.

10.           Amendment.

This Agreement may not be amended or cancelled by either party without the written consent of both parties. No person, other than the parties hereto, shall have any rights under or interest in the Employment Agreement or the subject matter hereof.

11.           Notices.

Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and if sent by registered mail to the Company at its principal executive offices or to the Employee at the last address filed by him in writing with the Company, as the case may be.

12.           Non-Assignment.

The interests of the Employee under this Employment Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

13.           Successors.

This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

14.           Applicable Law.

The provisions of this Employment Agreement shall be construed in accordance with the laws of the State of Florida.

15.           Counterparts.

This Employment Agreement may be executed in two or more counterparts, any one of which shall be deemed the original with reference to the others.

        IN WITNESS WHEREOF, the employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all effective the day and year first above written.

/s/ Harold D. Castle
Harold D. Castle

LGL GROUP, INC.

By:	/s/ Robert R. Zylstra
Name: Robert R. Zylstra
Title: President and Chief Executive Officer